Exhibit 3.2

AMENDED AND RESTATED

BYLAWS

OF

INFINITY NATURAL RESOURCES, INC.

ARTICLE I

OFFICES

Section 1.01 Registered Office. The registered office and registered agent of Infinity Natural Resources, Inc. (the “Corporation”) in the State of Delaware shall be as set forth in the Certificate of Incorporation (as defined below). The Corporation may also have offices in such other places in the United States or elsewhere (and may change the Corporation’s registered agent in accordance with applicable law) as the Board of Directors of the Corporation (the “Board”) may, from time to time, determine or as the business of the Corporation may require as determined by any officer of the Corporation.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 2.01 Annual Meetings. Annual meetings of stockholders may be held at such place, if any, either within or without the State of Delaware, and at such time and date as the Board shall determine and state in the notice of meeting. The Board may, in its sole discretion, determine that annual meetings of stockholders shall not be held at any place, but may in addition to or instead be held solely by means of remote communication (including virtually) as described in Section 2.11 of these Amended and Restated Bylaws (these “Bylaws”) in accordance with Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). The Board may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board.

Section 2.02 Special Meetings. Special meetings of the stockholders may only be called in the manner provided in the Corporation’s certificate of incorporation as then in effect (as the same may be amended and/or restated from time to time, the “Certificate of Incorporation”) and may be held at such place, if any, either within or without the State of Delaware, and at such time and date as the Board or the Chairperson of the Board shall determine and state in the notice of such meeting. The Board may, in its sole discretion, determine that special meetings of the stockholders shall not be held at any place, but may in addition to or instead be held solely by means of remote communication (including virtually) as described in Section 2.11 of these Bylaws in accordance with Section 211(a)(2) of the DGCL. The Board may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board or the Chairperson of the Board; provided, however, that with respect to any special meeting of stockholders previously scheduled by the Board or the Chairperson of the Board at the request of Pearl (as defined in the Certificate of Incorporation), the Board shall not postpone, reschedule or cancel such special meeting without the prior written consent of Pearl.

Section 2.03 Notice of Stockholder Business and Nominations.

(A) Annual Meetings of Stockholders.

(1) Nominations of persons for election to the Board and the proposal of business other than nominations to be considered by the stockholders may be made at an annual meeting of stockholders only: (a) as provided in the Certificate of Incorporation; (b) pursuant to the Corporation’s notice of meeting (or any supplement thereto); (c) by or at the direction of the

Board or any duly authorized committee of the Board; or (d) by any stockholder of the Corporation who is entitled to vote at the meeting, who complied with the notice procedures set forth in paragraphs (A)(2) and (A)(3) of this Section 2.03 and who was a stockholder of record at the time such notice is delivered to the Secretary of the Corporation, at the time of the record date of the annual meeting and at the time of the annual meeting. This Section 2.03(A)(1) shall be the exclusive means for a stockholder to make nominations (other than pursuant to clause (a) of this Section 2.03(A)(1)) or submit other business before an annual meeting of stockholders (other than pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

(2) For nominations or other business to be properly brought before an annual meeting by a stockholder of record pursuant to clause (d) of paragraph (A)(1) of this Section 2.03, the stockholder of record bringing the notice (the “Noticing Stockholder”) must have delivered timely notice thereof in proper written form to the Secretary of the Corporation and any such proposed business other than nominations of persons for election to the Board must constitute a proper matter for stockholder action or must be otherwise appropriate for stockholder action under the provisions of the laws of the State of Delaware. To be timely, the Noticing Stockholder’s notice must be delivered to the Secretary of the Corporation not later than the close of business on the 90th day, nor earlier than the opening of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting (which date shall, for purposes of the Corporation’s first annual meeting of stockholders after its shares of Class A Common Stock (as defined in the Certificate of Incorporation) are first publicly traded, be deemed to have occurred on January 31, 2025); provided, however, that if the date of the meeting is advanced by more than 30 days, or delayed by more than 70 days from such anniversary date, such notice shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the opening of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which the public announcement (as defined below) of the date of such meeting is first made by the Corporation. An adjournment, recess, rescheduling or postponement of an annual meeting (or the public announcement of an adjournment, recess, rescheduling or postponement thereof) shall not commence a new time period (or extend any time period) for the giving of a Noticing Stockholder’s notice. For the avoidance of doubt, a Noticing Stockholder shall not be entitled to make additional or substitute nominations following the expiration of the time periods set forth in these Bylaws. Notwithstanding anything in this paragraph (A)(2) of this Section 2.03 to the contrary, in the event that the number of directors to be elected to the Board is increased and there is no public announcement by the Corporation naming all of the nominees for director proposed by the Board or specifying the size of the increased Board at least ten days prior to the last day a Noticing Stockholder may deliver a notice of nominations in accordance with the second sentence of this paragraph (A)(2) of this Section 2.03, a Noticing Stockholder’s notice required by this Section 2.03(A) shall also be considered timely, but only with respect to proposed nominees for any new positions created by such increase, if it shall be delivered to the Secretary not later than the close of business on the tenth day following the day on which a public announcement of such increase in the number of directors to be elected is first made by the Corporation.

(3) To be in proper written form, such Noticing Stockholder’s notice delivered to the Secretary pursuant to this Section 2.03(A) shall set forth:

(a) as to each person whom the Noticing Stockholder proposes to nominate for election or re-election as a director:

(i)	the name, age, citizenship and address (business and residential) of such person;

(ii)	a complete biography and statement of such person’s qualifications, including the principal occupation or employment of such person (at present and for the past five years);

(iii)

the Specified Information (as defined below) for such person as if such person were a Holder (as defined below) (except that no disclosure will be required hereunder with respect to any Related Person of any proposed nominee unless such Related Person is also a Related Person of any Holder);

(iv)

a complete and accurate description of all agreements, arrangements and understandings between each Holder and any Related Person of such Holder, on the one hand, and such person, on the other hand, (at present and for the past three years) including, without limitation, a complete and accurate description of all direct and indirect compensation and other monetary agreements, arrangements and understandings at present and for the past three years between the person and such parties (including all biographical, related party transaction and other information that would be required to be disclosed pursuant to the federal and state securities laws, including Rule 404 promulgated under Regulation S-K (“Regulation S-K”) under the Securities Act of 1933, as amended (the “Securities Act”) (or any successor provision), if any Holder or such Related Person were the “registrant” for purposes of such rule and such person were a director or executive officer of such registrant);

(v)

any other information relating to such person that would be required to be disclosed in a proxy statement or any other filings required to be made in connection with solicitation of proxies for the election of directors in a contested election or that is otherwise required pursuant to and in accordance with Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder (including such person’s written consent to being named in proxy statements as a proposed nominee of the Noticing Stockholder and to serving as a director if elected); and

(vi)	a completed and signed questionnaire, representation and agreement and any and all other information required by paragraph (A)(3)(e) of this Section 2.03;

(b) as to any other business that the Noticing Stockholder proposes to bring before the meeting:

(i)	a brief description of the business desired to be brought before the meeting;

(ii)	the reasons for conducting such business at the meeting;

(iii)	any material interest of each Holder and each Related Person of such Holder, if any, in such business;

(iv)

the text of the proposal or business (including the specific text of any resolutions or actions proposed for consideration and if such business includes a proposal to amend the Bylaws, the specific language of the proposed amendment); and

(v)

a description of all agreements, arrangements and understandings between each Holder and any Related Person of such Holder and any other person or persons (including their names) in connection with the proposal of such business by the Noticing Stockholder;

(c) as to the Noticing Stockholder and the beneficial owner, if any, on whose behalf the nomination is made or the other business is being proposed (collectively with the Noticing Stockholder, the “Holders” and each, a “Holder”):

(i)	the name and address of the Noticing Stockholder, as the name and address appear on the Corporation’s books;

(ii)	the name and address of each other Holder, if any, and of each Related Person of each such Holder, if any;

(iii)	as of the date of the notice (which information, for the avoidance of doubt, shall be updated and supplemented pursuant to paragraph (C)(3) of this Section 2.03):

(A)	the class or series and number of shares of capital stock of the Corporation which are, directly or indirectly, held of record or owned beneficially by each Holder and any Related Person of such

Holder (provided that, for the purposes of this Section 2.03(A), any such person shall in all events be deemed to beneficially own any shares of stock of the Corporation as to which such person has a right to acquire beneficial ownership at any time in the future (whether such right is exercisable immediately or only after the passage of time or the fulfillment of a condition or both));

(B)

any Derivative Instrument (as defined below) directly or indirectly owned or held, including beneficially, by such Holder and any Related Person of such Holder and any Short Interest held by each Holder or any Related Person of such Holder within the last twelve months in any class or series of the shares or other securities of the Corporation;

(C)

a description of any proxy, contract, arrangement, understanding, or relationship pursuant to which each Holder and any Related Person of such Holder has any right to vote or has granted a right to vote any shares of stock or any other security of the Corporation;

(D)

a description of any agreement, arrangement or understanding with respect to any rights to dividends or payments in lieu of dividends on the shares of the Corporation owned beneficially by each Holder or any Related Person of such Holder that are separated or separable pursuant to such agreement, arraignment or understanding from the underlying shares of stock or other security of the Corporation;

(E)

any direct or indirect legal, economic or financial interest (including Short Interest) of each Holder and each Related Person, if any, of such Holder in the outcome of any (x) vote to be taken at any annual or special meeting of stockholders of the Corporation or (y) any meeting of stockholders of any other entity with respect to any matter that is related, directly or indirectly, to any nomination or business proposed by any Holder under these Bylaws; and

(F)

any material pending or threatened action, suit or proceeding (whether civil, criminal, investigative, administrative or otherwise) in which any Holder or any Related Person of such Holder is, or is reasonably expected to be made, a party or material participant involving the Corporation or any of its officers, directors or employees, or any Affiliate of the Corporation, or any officer, director or employee of such Affiliate (the information required by this subclause (iii) shall be referred to as the “Specified Information”);

(iv)

a representation by the Noticing Stockholder that such stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting on the matter proposed, that the Noticing Stockholder will continue to be a stockholder of record of the Corporation entitled to vote at such meeting on the matter proposed through the date of such meeting and that such Noticing Stockholder intends to appear in person or by proxy at such meeting to propose such nomination or other business;

(v)

all information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) or an amendment pursuant to Rule 13d-2(a) if such a statement were required to be filed under the Exchange Act and the rules and regulations promulgated thereunder by each Holder and each Related Person, if any, of such Holder;

(vi)

any other information relating to each Holder and each Related Person, if any, of such Holder that would be required to be disclosed in a proxy statement and form of proxy or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

(vii)

a representation by the Noticing Stockholder as to whether any Holder and/or any Related Person of such Holder intends or is part of a group which intends (A) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to elect the proposed nominee or approve or adopt the other business being proposed and/or (B) otherwise to solicit proxies or votes from stockholders in support of such nomination or other business;

(viii)

a certification by the Noticing Stockholder that each Holder and any Related Person of such Holder has complied with all applicable federal, state and other legal requirements in connection with its acquisition of shares of capital stock or other securities of the Corporation and/or such person’s acts or omissions as a stockholder of the Corporation;

(ix)	the information and statement required by Rule 14a-19(b) of the Exchange Act (or any successor provision);

(x)

the names and addresses of other stockholders (including beneficial owners) known by any Holder or Related Person of such Holder to provide financial or otherwise material support with respect to such proposal(s) or nomination(s) (it being understood that delivery of a revocable proxy with respect to such proposal or nomination shall not in itself require disclosure under this subclause (x)) and, to the extent known, the class and number of all shares of the Corporation’s capital stock owned beneficially or of record by such other stockholder(s) or other beneficial owner(s); and

(xi)	a representation by the Noticing Stockholder as to the accuracy of the information set forth in the notice.

In addition, any Noticing Stockholder who submits a notice pursuant to this paragraph (A)(3) of this Section 2.03 is required to update and supplement the information disclosed in such notice in accordance with paragraph (C)(3) of this Section 2.03.

(d) The Corporation may also, as a condition to any such nomination or business being deemed properly brought before an annual meeting of stockholders, require any Holder or any proposed nominee to deliver to the Secretary, within five Business Days of any such request, such other information as may reasonably be requested by the Corporation, including: (i) such other information as may be reasonably required by the Board, in its sole discretion, to determine whether such proposed nominee is eligible under the Certificate of Incorporation, these Bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or any law or regulation applicable to the Corporation to serve as a director of the Corporation; and (ii) such other information that the Board determines, in its sole discretion, could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee.

(e) In addition to the other requirements of this Section 2.03(A), each person who a Noticing Stockholder proposes to nominate for election or re-election as a director of the Corporation must deliver in writing (in accordance with the time periods prescribed for delivery of notice under this Section 2.03(A)) to the Secretary at the principal executive offices of the Corporation: (i) a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request of any stockholder of record identified by name within five Business Days of such written request); and (ii) a written representation and agreement (in the form provided by the Secretary upon written request of any stockholder of record identified by name within five Business Days of such written request) that such person (A) is not and will not become a party to (x) any agreement, arrangement or understanding (whether written or oral) with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (y) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Corporation, (C) would be in compliance if elected as a director of the Corporation, and will comply with all applicable rules of the exchanges upon which the securities of the Corporation are listed and all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation and (D) intends to serve a full term if elected as a director of the Corporation.

(B) Special Meetings of Stockholders. Only such business (including the election of specific individuals to fill vacancies or newly created directorships on the Board of Directors) shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. At any time that stockholders are not prohibited from filling vacancies or newly created directorships on the Board of Directors, nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting only:

(1) as provided in the Certificate of Incorporation;

(2) by or at the direction of the Board or any duly authorized committee of the Board; or

(3) provided that the Board (or Pearl or NGP (as defined in the Certificate of Incorporation) pursuant to Section 6.1 of Article VI of the Certificate of Incorporation) has determined that directors shall be elected at such special meeting, by any stockholder of the Corporation who (a) is entitled to vote at the meeting, (b) complies with the notice procedures set forth in this Section 2.03 and (c) is a stockholder of record at the time such notice is delivered to the Secretary of the Corporation, at the time of the record date of the special meeting of stockholders and at the time of the special meeting of stockholders.

In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any Noticing Stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the Noticing Stockholder’s notice in proper written form as required by paragraphs (A)(2) and (A)(3) of this Section 2.03 shall be timely delivered to the Secretary of the Corporation in proper written form not earlier than the opening of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made by the Corporation of the date of the special meeting at which directors are to be elected. In no event shall the adjournment, recess, rescheduling or postponement of a special meeting (or the public announcement of an adjournment, recess, rescheduling or postponement thereof) commence a new time period (or extend any time period) for the giving of a Noticing Stockholder’s notice as described above.

(C) General.

(1) Except for directors who are appointed by the Board pursuant to these Bylaws, only such persons who are nominated in accordance and compliance with the procedures set forth in this Section 2.03 or the Certificate of Incorporation shall be eligible for election to serve as directors at a meeting of stockholders and only such other business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.03. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the Board or a duly authorized committee thereof (in advance of the meeting) or Chairperson of the meeting (during the meeting) shall, in addition to making any other determination that may be appropriate for the conduct of the meeting of the Board shall have the power and duty to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws (including whether the Noticing Stockholder or other Holder, if any, on whose behalf the nomination is made or other business is being proposed solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such Noticing Stockholder’s nominee or other business in compliance with such stockholder’s representation as required by clause (c)(vi) of paragraph (A)(3) of this Section 2.03). If any proposed nomination or other business was not made or proposed in compliance with these Bylaws, the Chairperson of the meeting of stockholders shall have the power and duty to declare to the meeting that any such nomination or other business was not properly brought before the meeting and in accordance with the provisions of these Bylaws, and that such nomination or other business not properly brought before the meeting shall be disregarded and/or shall not be transacted. Notwithstanding anything to the contrary in these Bylaws, if the Noticing Stockholder (or a qualified representative of the Noticing Stockholder) does not appear at the annual or special meeting, as applicable, to present a nomination or other business, such nomination shall be disregarded and such other business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.03, to be considered a “qualified representative” of the Noticing Stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a document authorizing another person or persons to act for such stockholder as proxy at the meeting of stockholders and such person must produce the document or a reliable reproduction of such document at the meeting of stockholders.

(2) Exchange Act Compliance. Notwithstanding the foregoing provisions of this Section 2.03, a stockholder shall also comply with all applicable requirements of state law and of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 2.03; provided, however, that any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2.03. Nothing in these Bylaws shall be deemed to affect any rights (a) of the holders of any class or series of stock having a preference over the Common Stock (as defined in the Certificate of Incorporation) of the Corporation as to dividends or upon liquidation to elect directors under specified circumstances or (b) of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or any other applicable federal or state securities law with respect to that stockholder’s request to include proposals in the Corporation’s proxy statement.

(3) Updates and Supplements. In addition, to be considered timely, a Noticing Stockholder’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting of stockholders and as of the date that is ten Business Days prior to the meeting of stockholders or any adjournment, recess, rescheduling or postponement thereof, and such update and supplement shall be delivered to the Secretary at the principal executive offices of the Corporation not later than five Business Days after the record date for the meeting of stockholders in the case of the update and supplement required to be made as of the record date, and not later than eight Business Days prior to the date for the meeting of stockholders or any adjournment, recess, rescheduling or postponement thereof in the case of the update and supplement required to be made as of ten Business Days prior to the meeting of stockholders or any adjournment, recess, rescheduling or postponement thereof. In addition, if the Noticing Stockholder has delivered to the Corporation a notice relating to the nomination of directors, the Noticing Stockholder shall deliver to the Corporation not later than eight Business Days prior to the date of the meeting or any adjournment, recess, rescheduling or postponement thereof (or, if not practicable, on the first practicable date prior to the date to which the annual meeting has been adjourned or postponed) reasonable evidence that it has complied with the requirements of Rule 14a-19 of the Exchange Act (or any successor provision). For the avoidance of doubt, the obligation to update and supplement set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business and/or resolutions proposed to be brought before a meeting of the stockholders.

(D) Certain Definitions; Interpretations. For purposes of these Bylaws,

(1) “Affiliate” has the meaning attributed to such term in Rule 12b-2 under the Exchange Act;

(2) “Associate” has the meaning attributed to such term in Rule 12b-2 under the Exchange Act;

(3) “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York, NY are authorized or obligated by law or executive order to close;

(4) “close of business” on a particular calendar day means 5:00 p.m. local time at the principal executive offices of the Corporation, whether or not the day is a Business Day;

(5) “delivery” of any notice or materials by a stockholder as required to be “delivered” means, both (a) hand delivery, overnight courier service, or by certified or registered mail, return receipt requested, in each case to the Secretary at the principal executive offices of the Corporation, and (b) electronic mail to the Secretary;

(6) “Derivative Instrument” means any short position, profits interest, option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, or any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of the Corporation, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the Corporation, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of the Corporation, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of the Corporation, through the delivery of cash or other property, or otherwise, and without regard to whether the Holder and any Related Person of such Holder may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation;

(7) “public announcement” means disclosure: (a) in a press release released by the Corporation, provided such press release is released by the Corporation following its customary procedures, as reported by the Dow Jones News Service, Associated Press, Business Wire, PR Newswire or a comparable news service, or is generally available on internet news sites, or (b) in a document publicly filed by the Corporation with the SEC pursuant to Sections 13, 14 or 15(d) of the Exchange Act;

(8) “Related Person” means, as to any Holder, (a) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A, or any successor instructions) with any such Holder in a solicitation of proxies in respect of any business or director nomination proposed by such Holder, (b) any Affiliate or Associate of such Holder, and (c) any person who is a member of a “group” (as such term is used in Rule 13d-5 under the Exchange Act (or any successor provision)) with such Holder;

(9) “Short Interest” means any agreement, arrangement, understanding relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, involving any Holder or any Related Person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) or any class or series of the shares of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such Holder or any Related Person with respect to any class or series of the shares or other securities of the Corporation, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of the shares or other securities of the Corporation;

(10) “Specified Information” is defined in paragraph (A)(3)(c)(iii)(F) of Section 2.03; and

(11) For purposes of these Bylaws, the words “include,” “includes” or “including” is deemed to be followed by the words “without limitation.” Where a reference in these Bylaws is made to any statue or regulation, such reference shall be to (1) the statute or regulation as amended from time to time (except as context may otherwise require) and (2) any rules or regulations promulgated thereunder.

(E) Notwithstanding anything to the contrary contained in this Section 2.03, for as long as Pearl has designation rights pursuant to the Certificate of Incorporation, Pearl shall not be subject to the notice procedures set forth in paragraph (A)(2), paragraph (A)(3) or paragraph (B) of this Section 2.03 with respect to any annual or special meeting of stockholders.

Section 2.04 Notice of Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a timely notice in writing or by electronic transmission, in the manner provided in Section 232 of the DGCL, of the meeting, which shall state the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purposes for which the meeting is called, shall be mailed to or transmitted electronically by the Secretary of the Corporation to each stockholder of record entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting. Unless otherwise provided by law, the Certificate of Incorporation or these Bylaws, the notice of any meeting shall be given not less than ten nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

Section 2.05 Quorum. Unless otherwise required by law, the Certificate of Incorporation or the rules of any stock exchange upon which the Corporation’s securities are listed, the holders of record of a majority of the voting power of the then-issued and outstanding shares of capital stock of the Corporation entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of stockholders. Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required, a majority in voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on that matter. Once a quorum is present to organize a meeting, it shall not be broken by the subsequent withdrawal of any stockholders.

Section 2.06 Voting. Except as otherwise provided by or pursuant to the provisions of the Certificate of Incorporation, each stockholder entitled to vote at any meeting of the stockholders shall be entitled to one vote for each share of stock held by such stockholder that has voting power upon the matters in question. Each stockholder entitled to vote at a meeting of the stockholders or to express consent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy in any manner provided under Section 212(c) of the DGCL or as otherwise provided under applicable law, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date. Unless required by the Certificate of Incorporation or applicable law, or determined by the Chairperson of the meeting to be advisable, the vote on any question need not be by ballot. On a vote by ballot, each ballot shall be signed by the stockholder voting, or by such stockholder’s proxy, if there be such proxy. When a quorum is present or represented at any meeting, the vote of the holders of a majority of the voting power of the shares of stock present in person or represented by proxy and entitled to vote on the subject matter shall decide any question brought before such meeting, unless the matter is one upon which, by express provision of applicable law, of the rules or regulations of any stock exchange applicable to the Corporation, of any regulation applicable to the Corporation or its securities, of the Certificate of Incorporation or of these Bylaws, a different or minimum vote is required, in which case such different or minimum vote shall be the required vote for such matter. Notwithstanding the foregoing sentence and subject to the Certificate of Incorporation, all elections of directors shall be determined by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Unless otherwise provided in the Certificate of Incorporation, cumulative voting for the election of directors shall be prohibited.

Section 2.07 Chairperson of Meetings. The Chairperson of the Board, if one is elected, or, in his or her absence or disability, the President and Chief Executive Officer of the Corporation, or in the absence of the Chairperson of the Board and the President and Chief Executive Officer, a director or officer designated by the Board shall be the Chairperson of the meeting and, as such, preside at all meetings of the stockholders.

Section 2.08 Secretary of Meetings. The Secretary of the Corporation shall act as secretary at all meetings of the stockholders. In the absence or disability of the Secretary, the Chairperson of the Board or the President and Chief Executive Officer shall appoint a person to act as Secretary at such meetings.

Section 2.09 Consent of Stockholders in Lieu of Meeting. Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote only to the extent permitted by and in the manner provided in the Certificate of Incorporation and in accordance with applicable law.

Section 2.10 Adjournment. At any meeting of stockholders of the Corporation, if less than a quorum is present, the Chairperson of the meeting or stockholders holding a majority in voting power of the shares of stock of the Corporation, present in person or by proxy and entitled to vote thereon, shall have the power to adjourn the meeting from time to time in accordance with the following sentence. Any meeting of stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken or are provided in any other manner permitted by the DGCL. Any business may be transacted at the adjourned meeting that might have been transacted at the meeting originally noticed. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date so fixed for notice of such adjourned meeting.

Section 2.11 Remote Communication. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders and proxyholders not physically present at a meeting of stockholders may, by means of remote communication:

(A) participate in a meeting of stockholders; and

(B) be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication; provided that:

(1) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder;

(2) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and

(3) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

Section 2.12 Inspectors of Election. The Corporation may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more inspectors of election, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of stockholders, the Chairperson of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed or designated shall (A) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, (B) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (C) count all votes and ballots, (D) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors and (E) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.

Section 2.13 Conduct of Meetings. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the Chairperson of the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the Chairperson of any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such Chairperson, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the Chairperson of the meeting, may include, without limitation, the following: (A) the establishment of an agenda or order of business for the meeting; (B) rules and procedures for maintaining order at the meeting and the safety of those present; (C) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the Chairperson of the meeting shall determine; (D) restrictions on entry to the meeting after the time fixed for the commencement thereof; (E) limitations on the time allotted to questions or comments by participants; and (F) restrictions on the use of cell phones, audio or video recording devices and other devices at the meeting. Unless and to the extent determined by the Board or the Chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

ARTICLE III

BOARD OF DIRECTORS

Section 3.01 Powers. Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board. The Board may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not by the DGCL or the Certificate of Incorporation directed or required to be exercised or done by the stockholders.

Section 3.02 Number and Term; Chairperson. The number of directors shall be determined as set forth in Article VI, Section 6.1(A) of the Certificate of Incorporation. Directors shall be elected by the stockholders at their annual meeting, and the term of each director shall be as set forth in the Certificate of Incorporation. Directors need not be stockholders. The Board shall elect from its ranks a Chairperson of the Board, who shall have the powers and perform such duties as provided in these Bylaws and as the Board may from time to time prescribe. The Chairperson of the Board shall preside at all meetings of the Board at which he or she is present. If the Chairperson of the Board is not present at a meeting of the Board, the President and Chief Executive Officer (if the President and Chief Executive Officer is a director and is not also the Chairperson of the Board) shall preside at such meeting, and, if the President and Chief Executive Officer is not present at such meeting or is not a director, a majority of the directors present at such meeting shall elect one of their members to preside over such meeting.

Section 3.03 Resignations. Any director may resign at any time upon notice given in writing or by electronic transmission to the Board, the Chairperson of the Board, the President and Chief Executive Officer or the Secretary of the Corporation. The resignation shall take effect at the time or upon the happening of any event specified therein, and if no specification is so made, at the time of its receipt. The acceptance of a resignation shall not be necessary to make it effective unless otherwise expressly provided in the resignation.

Section 3.04 Removal. Directors of the Corporation may be removed in the manner provided in the Certificate of Incorporation and applicable law.

Section 3.05 Vacancies and Newly Created Directorships. Except as otherwise provided by law, vacancies occurring in any directorship (whether by death, resignation, retirement, disqualification, removal or other cause) and newly created directorships resulting from any increase in the number of directors shall be filled in accordance with the Certificate of Incorporation. Any director elected to fill a vacancy or newly created directorship shall hold office until the next annual meeting of stockholders and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

Section 3.06 Meetings. Regular meetings of the Board may be held at such places and times as shall be determined from time to time by the Board. Special meetings of the Board may be called by the Chairperson of the Board, and shall be called by the President and Chief Executive Officer or the Secretary of the Corporation if directed by a majority of the members of the Board and shall be at such places and times as they or he or she shall fix. Notice need not be given of regular meetings of the Board. At least 24 hours before, or at such shorter notice as those persons calling the meeting may deem reasonably appropriate in light of the circumstances, each special meeting of the Board, either written notice, notice by electronic transmission or oral notice (either in person or by telephone) notice of the time, date and place, if any, of the meeting shall be given to each director; provided, however, that if written notice is given only by United States mail, such notice be deposited in the United States mail, postage prepaid at least five days before such special meeting of the Board. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

Section 3.07 Quorum, Voting and Adjournment. Unless otherwise provided by the Certificate of Incorporation, a majority of the total number of directors shall constitute a quorum for the transaction of business. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board. In the absence of a quorum, a majority of the directors present thereat may adjourn such meeting to another time and place. Notice of such adjourned meeting need not be given if the time and place of such adjourned meeting are announced at the meeting so adjourned.

Section 3.08 Committees; Committee Rules. The Board may designate one or more committees, including but not limited to an Audit Committee, a Compensation Committee and a Nominating, Governance and Sustainability Committee, each such committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee to replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution of the Board establishing such committee, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; provided that no such committee shall have the power or authority in reference to the following matters: (A) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval or (B) adopting, amending or repealing these Bylaws. Each committee of the Board may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the Board designating such committee. Unless otherwise provided in such a resolution, the presence of at least a majority of the members then serving on the committee shall be necessary to constitute a quorum unless the committee shall consist of one or two members, in which event one member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present at a meeting of the committee at which a quorum is present. Unless otherwise provided in such a resolution, in the event that a member and that member’s alternate, if alternates are designated by the Board, of such committee is or are absent or disqualified, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.

Section 3.09 Action Without a Meeting. Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or any committee thereof, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed in the minutes of proceedings of the Board. Such filing shall be in paper form if the minutes are maintained in paper form or shall be in electronic form if the minutes are maintained in electronic form.

Section 3.10 Remote Meeting. Unless otherwise restricted by the Certificate of Incorporation, members of the Board, or any committee designated by the Board, may participate in a meeting by means of conference telephone or other communications equipment in which all persons participating in the meeting can hear each other. Participation in a meeting by means of conference telephone or other communications equipment shall constitute presence in person at such meeting.

Section 3.11 Compensation. The Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

Section 3.12 Reliance on Books and Records. A member of the Board, or a member of any committee designated by the Board shall, in the performance of such person’s duties, be fully protected in relying in good faith upon records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

ARTICLE IV

OFFICERS

Section 4.01 Number. The officers of the Corporation shall include a President and Chief Executive Officer and a Secretary, each of whom shall be elected by the Board and who shall hold office for such terms as shall be determined by the Board and until their successors are elected and qualify or until their earlier resignation or removal. In addition, the Board may elect one or more Vice Presidents, including one or more Executive Vice Presidents, Senior Vice Presidents, a Treasurer and one or more Assistant Treasurers and one or more Assistant Secretaries, who shall hold their office for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board. Any number of offices may be held by the same person.

Section 4.02 Other Officers and Agents. The Board and President and Chief Executive Officer may appoint such other officers and agents as it deems advisable, who shall hold their office for such terms and shall exercise and perform such powers and duties as shall be determined from time to time by the Board or the President and Chief Executive Officer.

Section 4.03 President and Chief Executive Officer. The Chief Executive Officer, who shall also be the President, subject to the determination of the Board, shall have general executive charge, management, and control of the properties and operations of the Corporation in the ordinary course of its business, with all such powers with respect to such properties and operations as may be reasonably incident to such responsibilities. If the Board has not elected a Chairperson of the Board or in the absence or inability to act as the Chairperson of the Board, the President and Chief Executive Officer shall exercise all of the powers and discharge all of the duties of the Chairperson of the Board, but only if the President and Chief Executive Officer is a director of the Corporation.

Section 4.04 Vice Presidents. Each Vice President, if any are elected, of whom one or more may be designated an Executive Vice President or Senior Vice President, shall have such powers and shall perform such duties as shall be assigned to him or her by the President and Chief Executive Officer or the Board.

Section 4.05 Treasurer.

(A) The Treasurer shall have custody of the corporate funds, securities, evidences of indebtedness and other valuables of the Corporation and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation. The Treasurer shall deposit all moneys and other valuables in the name and to the credit of the Corporation in such depositories as may be designated by the Board or its designees selected for such purposes. The Treasurer shall disburse the funds of the Corporation, taking proper vouchers therefor. The Treasurer shall render to the President and Chief Executive Officer and the Board, upon their request, a report of the financial condition of the Corporation. If required by the Board, the Treasurer shall give the Corporation a bond for the faithful discharge of his or her duties in such amount and with such surety as the Board shall prescribe.

(B) In addition, the Treasurer shall have such further powers and perform such other duties incident to the office of Treasurer as from time to time are assigned to him or her by the President and Chief Executive Officer or the Board.

Section 4.06 Secretary. The Secretary shall: (A) cause minutes of all meetings of the stockholders and directors to be recorded and kept properly; (B) cause all notices required by these Bylaws or otherwise to be given properly; (C) see that the minute books, stock books, and other nonfinancial books, records and papers of the Corporation are kept properly; and (D) cause all reports, statements, returns, certificates and other documents to be prepared and filed when and as required. The Secretary shall have such further powers and perform such other duties as prescribed from time to time by the President and Chief Executive Officer or the Board.

Section 4.07 Assistant Treasurers and Assistant Secretaries. Each Assistant Treasurer and each Assistant Secretary, if any are elected, shall be vested with all the powers and shall perform all the duties of the Treasurer and Secretary, respectively, in the absence or disability of such officer, unless or until the President and Chief Executive Officer or the Board shall otherwise determine. In addition, Assistant Treasurers and Assistant Secretaries shall have such powers and shall perform such duties as shall be assigned to them by the President and Chief Executive Officer or the Board.

Section 4.08 Corporate Funds and Checks. The funds of the Corporation shall be kept in such depositories as shall from time to time be prescribed by the Board or its designees selected for such purposes. All checks or other orders for the payment of money shall be signed by the President and Chief Executive Officer, a Vice President, the Treasurer or the Secretary or such other person or agent as may from time to time be authorized and with such countersignature, if any, as may be required by the Board.

Section 4.09 Contracts and Other Documents. The President and Chief Executive Officer and the Secretary, or such other officer or officers as may from time to time be authorized by the Board or any other committee given specific authority in the premises by the Board during the intervals between the meetings of the Board, shall have power to sign and execute on behalf of the Corporation deeds, conveyances and contracts, and any and all other documents requiring execution by the Corporation.

Section 4.10 Ownership of Equity Interests or other Securities of Another Entity. Unless otherwise directed by the Board, the President and Chief Executive Officer, a Vice President, the Treasurer or the Secretary, or such other officer or agent as shall be authorized by the Board, shall have the power and authority, on behalf of the Corporation, to attend and to vote at any meeting of securityholders of any entity in which the Corporation holds securities or equity interests and may exercise, on behalf of the Corporation, any and all of the rights and powers incident to the ownership of such securities or equity interests at any such meeting, including the authority to execute and deliver proxies and consents on behalf of the Corporation.

Section 4.11 Delegation of Duties. In the absence, disability or refusal of any officer to exercise and perform his or her duties, the Board may delegate to another officer such powers or duties.

Section 4.12 Resignation and Removal. Any officer of the Corporation may be removed from office for or without cause at any time by the Board. Any officer may resign at any time in the same manner prescribed under Section 3.03 of these Bylaws.

Section 4.13 Vacancies. The Board shall have the power to fill vacancies occurring in any office.

ARTICLE V

STOCK

Section 5.01 Certificated Shares. The shares of stock of the Corporation may be represented by certificates; provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation’s stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock in the Corporation represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation by any two authorized officers of the Corporation (it being understood that each of the Chairperson of the Board, the Vice Chairperson of the Board, the President and Chief Executive Officer, a Vice President, the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Corporation shall be an authorized officer for such purpose), certifying the number and class of shares of stock of the Corporation owned by such holder. Any or all of the signatures on the certificate may be a facsimile. The Board shall have the power to appoint one or more transfer agents and/or registrars for the transfer or registration of certificates of stock of any class, and may require stock certificates to be countersigned or registered by one or more of such transfer agents and/or registrars. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent, or registrar at the date of issue.

Section 5.02 Transfer of Shares. Shares of stock of the Corporation represented by certificates shall be transferable upon its books by the holders thereof, in person or by their duly authorized attorneys or legal representatives, upon surrender to the Corporation by delivery thereof (to the extent evidenced by a physical stock certificate) to the person in charge of the stock and transfer books and ledgers. Certificates representing such shares, if any, shall be cancelled and new certificates, if the shares are to be certificated, shall thereupon be issued. Shares of capital stock of the Corporation that are not represented by a certificate shall be transferred in accordance with any procedures adopted by the Corporation or its agents and applicable law. A record shall be made of each transfer. Whenever any transfer of shares shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer if, when the certificates are presented to the Corporation for transfer or uncertificated shares requested to be transferred, both the transferor and transferee request the Corporation do so. The Corporation shall, subject to applicable law, have power and authority to make such rules and regulations as it may deem necessary or proper concerning the issue, transfer and registration of certificates representing shares of stock of the Corporation and uncertificated shares.

Section 5.03 Lost, Stolen, Destroyed or Mutilated Certificates. A new certificate of stock or uncertificated shares may be issued in the place of any certificate previously issued by the Corporation alleged to have been lost, stolen or destroyed, and the Corporation may, in its discretion, require the owner of such lost, stolen or destroyed certificate, or his or her legal representative, to give the Corporation a bond, in such sum as the Corporation may direct, in order to indemnify the Corporation against any claims that may be made against it in connection therewith. A new certificate or uncertificated shares of stock may be issued in the place of any certificate previously issued by the Corporation that has become mutilated upon the surrender by such owner of such mutilated certificate and, if required by the Corporation, the posting of a bond by such owner in an amount sufficient to indemnify the Corporation against any claim that may be made against it in connection therewith.

Section 5.04 List of Stockholders Entitled to Vote. The Corporation shall prepare, no later than the tenth day before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of ten days ending on the day before the meeting date in the manner provided by law. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 5.04 or to vote in person or by proxy at any meeting of stockholders.

Section 5.05 Fixing Date for Determination of Stockholders of Record.

(A) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than 60 nor less than ten days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

(B) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than 60 days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

(C) Unless otherwise restricted by the Certificate of Incorporation, in order that the Corporation may determine the stockholders entitled to express consent to corporate action without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date for determining stockholders entitled to express consent to corporate action without a meeting is fixed by the Board, (i) when no prior action of the Board is required by law, the record date for such purpose shall be the first date on which a signed consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, and (ii) if prior action by the Board is required by law, the record date for such purpose shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

Section 5.06 Registered Stockholders. Prior to the surrender to the Corporation of the certificate or certificates for a share or shares of stock or notification to the Corporation of the transfer of uncertificated shares with a request to record the transfer of such share or shares, the Corporation may treat the registered owner of such share or shares as the person entitled to receive dividends, to vote, to receive notifications and otherwise to exercise all the rights and powers of an owner of such share or shares. To the fullest extent permitted by law, the Corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof.

ARTICLE VI

NOTICE AND WAIVER OF NOTICE

Section 6.01 Notice. If mailed, notice to stockholders shall be deemed given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation, and if given by any other form, including any form of electronic transmission permitted by the DGCL, shall be deemed given as provided in the DGCL. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

Section 6.02 Waiver of Notice. A written waiver of any notice, signed by a stockholder or director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance at any meeting (in person or by remote communication) shall constitute waiver of notice except attendance for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

ARTICLE VII

INDEMNIFICATION

Section 7.01 Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter, an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, agent or trustee or in any other capacity while serving as a director, officer, employee, agent or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 7.03 with respect to proceedings to enforce rights to indemnification or advancement of expenses or with respect to any compulsory counterclaim brought by such indemnitee, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

Section 7.02 Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 7.01, an indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under this Article VII (which shall be governed by Section 7.03 (hereinafter, an “advancement of expenses”)); provided, however, that, if the DGCL requires or in the case of an advance made in a proceeding brought to establish or enforce a right to indemnification or advancement, an advancement of expenses incurred by an indemnitee pursuant to this Section 7.02 in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made solely upon the delivery to the Corporation of an undertaking (hereinafter, an “undertaking”), which the delivery of an indemnification agreement shall satisfy, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter, a “final adjudication”) that such indemnitee is not entitled to be indemnified or entitled to advancement of expenses under Section 7.01 and Section 7.02 or otherwise.

Section 7.03 Right of Indemnitee to Bring Suit. If a claim under Section 7.01 or Section 7.02 is not paid in full by the Corporation within (i) 60 days after a written claim for indemnification has been received by the Corporation or (ii) 20 days after a claim for an advancement of expenses has been received by the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim or to obtain advancement of expenses, as applicable. To the fullest extent permitted by law, if the indemnitee is successful in whole or in part in any such suit or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VII or otherwise shall be on the Corporation.

Section 7.04 Indemnification Not Exclusive.

(A) The provision of indemnification to or the advancement of expenses to any indemnitee under this Article VII, or the entitlement of any indemnitee to indemnification or advancement of expenses under this Article VII, shall not limit or restrict in any way the power of the Corporation to indemnify or advance expenses to such indemnitee in any other way permitted by law or be deemed exclusive of, or invalidate, any right to which any indemnitee seeking indemnification or advancement of expenses may be entitled under any law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such indemnitee’s capacity as an officer, director, employee or agent of the Corporation and as to action in any other capacity.

(1) Given that certain jointly indemnifiable claims (as defined below) may arise due to the service of the indemnitee as a director and/or officer of the Corporation at the request of the indemnitee-related entities (as defined below), the Corporation shall be fully and primarily responsible for the payment to the indemnitee in respect of indemnification or advancement of expenses in connection with any such jointly indemnifiable claims, pursuant to and in accordance with the terms of this Article VII, irrespective of any right of recovery the indemnitee may have from the indemnitee-related entities. Under no circumstance shall the Corporation be entitled to any right of subrogation or contribution by the indemnitee-related entities and no right of advancement or recovery the indemnitee may have from the indemnitee-related entities shall reduce or otherwise alter the rights of the indemnitee or the obligations of the Corporation hereunder. In the event that any of the indemnitee-related entities shall make any payment to the indemnitee in respect of indemnification or advancement of expenses with respect to any jointly indemnifiable claim, the indemnitee-related entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee against the Corporation. Each of the indemnitee-related entities shall be third-party beneficiaries with respect to this Section 7.04(A), entitled to enforce this Section 7.04(A).

(2) For purposes of this Section 7.04(A), the following terms shall have the following meanings:

(a) The term “indemnitee-related entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Corporation or any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise for which the indemnitee has agreed, on behalf of the Corporation or at the Corporation’s request, to serve as a director, officer, employee or agent and which service is covered by the indemnity described herein) from whom an indemnitee may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Corporation also has an indemnification or advancement obligation.

(b) The term “jointly indemnifiable claims” shall be broadly construed and shall include, without limitation, any action, suit or proceeding for which the indemnitee shall be entitled to indemnification or advancement of expenses from both the indemnitee-related entities and the Corporation pursuant to applicable law, any agreement, certificate of incorporation, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of the Corporation or the indemnitee-related entities, as applicable.

Section 7.05 Nature of Rights. The rights conferred upon indemnitees in this Article VII shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article VII that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

Section 7.06 Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 7.07 Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article VII with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Electronic Transmission. For purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

Section 8.02 Corporate Seal. The Board may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary. If and when so directed by the Board or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary or Assistant Treasurer.

Section 8.03 Fiscal Year. The fiscal year of the Corporation shall begin on the first day of January and end on the thirty-first day of December of each year or at such other time as determined by the Board.

Section 8.04 Section Headings. Section headings in these Bylaws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

Section 8.05 Inconsistent Provisions. In the event that any provision of these Bylaws is or becomes inconsistent with any provision of the Certificate of Incorporation, the DGCL or any other applicable law, such provision of these Bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

ARTICLE IX

AMENDMENTS

Section 9.01 Amendments. The Board is authorized to make, repeal, alter, amend and rescind, in whole or in part, these Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or the Certificate of Incorporation. Notwithstanding any other provisions of these Bylaws or any provision of law that might otherwise permit a lesser vote of the stockholders, at any time when Pearl beneficially owns, in the aggregate, less than 35% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, in addition to any vote of the holders of any class or series of capital stock of the Corporation required by the Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock (as defined in the Certificate of Incorporation)), these Bylaws or applicable law, the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of these Bylaws (including, without limitation, this Section 9.01) or to adopt any provision inconsistent herewith.